                                                                 EXHIBIT (23)(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 16, 1994, which appears on page 19 of the 1993 Annual Report to Stockholders of International Business Machines Corporation, which is incorporated by reference in International Business Machines Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 7 of such Annual Report on Form 10-K and to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE L.L.P.


1177 Avenue of the Americas
New York, NY 10036

December 9, 1994